Exhibit 99.1

IGM Biosciences Announces Strategic Pivot to Focus Exclusively on Autoimmunity

September 30, 2024

– Company to prioritize its pipeline of T cell engagers in autoimmune diseases, including ongoing clinical development of imvotamab in rheumatoid arthritis and systemic lupus erythematosus –

– Mary Beth Harler, M.D., appointed as Chief Executive Officer and to Board of Directors –

– Cash runway extended into 2027 –

– Company to hold conference call and webcast today at 4:30 p.m. EDT –

MOUNTAIN VIEW, Calif., Sept. 30, 2024 (GLOBE NEWSWIRE) — IGM Biosciences, Inc. (Nasdaq: IGMS), a clinical-stage biotechnology company creating and developing engineered IgM antibodies, today announced a strategic pivot and pipeline transformation to accelerate and deepen its leadership in the development of T cell engaging IgM antibodies for the treatment of autoimmune diseases. The Company’s lead candidates include imvotamab, a CD20 x CD3 bispecific T cell engager being developed in rheumatoid arthritis, systemic lupus erythematosus and myositis, and IGM-2644, a CD38 x CD3 bispecific T cell engager, which is expected to enter into a clinical study for generalized myasthenia gravis by the end of 2024.

IGM also announced today that Mary Beth Harler, M.D., an industry veteran with extensive experience in delivering innovative new therapies in autoimmunity, has been appointed as Chief Executive Officer and to the Board of Directors.

Dr. Harler joined IGM in 2021 as President, Autoimmunity and Inflammation following an 11-year career at Bristol Myers Squibb. At Bristol Myers Squibb, Dr. Harler served as Senior Vice President, Head of Immunology and Fibrosis Development, where she successfully led a team of global professionals and oversaw late-stage development of innovative therapies such as SOTYKTU®, ORENCIA® and ZEPOSIA®. Dr. Harler trained as a general surgeon at Brown University’s Rhode Island Hospital.

“Mary Beth’s experience over the last three years leading our autoimmune research efforts, together with her extensive prior clinical development experience, make her ideally suited to lead IGM as we shift our focus to the development of T cell engagers for autoimmunity and extend the Company’s cash runway into 2027,” said Felix J Baker, Ph.D., director at IGM Biosciences. “We are excited by Mary Beth’s vision and passion to bring forward a new treatment modality to patients suffering from autoimmune diseases and believe she will be a strong leader for IGM.”

“Our early pivot to using T cell engagers in autoimmune disease has enabled significant progress on these programs at IGM, and I am excited to lead the Company at this transformational stage,” said Dr. Harler. “We’ve made great progress in our clinical development of imvotamab in autoimmune indications and we believe the clinical, and ultimately commercial, potential of our pipeline of T cell engaging antibodies in treating autoimmune diseases is significant. As we have previously guided, we look forward to sharing initial clinical data from the imvotamab studies later this year or in early 2025.”

Pipeline Updates

Aplitabart (death receptor 5 agonist)

•

IGM to minimize future spending on aplitabart and other oncology candidates. In light of the emerging data from the Company’s ongoing randomized clinical trial of aplitabart in second-line metastatic colorectal cancer, together with the significant opportunity in autoimmunity, the Company has decided to immediately begin taking steps, including a reduction in force, to minimize its future spending on the research and clinical development of aplitabart and other oncology candidates. Final data from the randomized clinical trial of aplitabart in second-line metastatic colorectal cancer will be shared in an appropriate forum in the future. As a result of these actions, IGM believes it can extend its current cash runway into 2027.

Corporate Updates

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As part of the Company’s strategic pivot to autoimmunity, Fred Schwarzer, Chief Executive Officer, President and Director, and Bruce Keyt, Ph.D., Chief Scientific Officer, will step down from their current roles at the Company. Both Mr. Schwarzer and Dr. Keyt are expected to remain as consultants.

•	Chris Takimoto, M.D., Ph.D., F.A.C.P., Chief Medical Officer, is stepping down from his current role to pursue an opportunity outside the Company.

“We deeply thank Fred and Bruce for their vision and leadership of IGM, for their many significant contributions to developing the field of IgM antibodies, and for expanding our understanding of their full clinical potential,” said Christina Topsøe, director at IGM Biosciences. “We also want to sincerely thank Chris for his leadership of the clinical development organization as it expanded beyond oncology. We wish each of them the best in their future endeavors.”

Conference Call and Webcast

The Company will host a conference call and live webcast to provide an update on its strategic pivot to focus exclusively on the development of T cell engagers for autoimmunity at 4:30 p.m. EDT today, September 30, 2024. To access the call, please dial (646) 357-8785 (U.S. and Canada) or (800)836-8184 (international) at least 10 minutes prior to the start time and asked to be joined to the IGM Biosciences call. A live webcast will be available on the “Events and Presentations” page in the “Investors” section of the Company’s website. A replay of the webcast will be archived on the Company’s website for 90 days following the presentation.

About IGM Biosciences, Inc.

IGM Biosciences is a clinical-stage biotechnology company committed to developing and delivering a new class of medicines to treat patients with autoimmune and inflammatory diseases. IGM’s pipeline of clinical and preclinical assets is based on the IgM antibody, which has 10 binding sites compared to conventional IgG antibodies with only 2 binding sites. IGM also has an exclusive worldwide collaboration agreement with Sanofi to create, develop, manufacture, and commercialize IgM antibody agonists against immunology and inflammation targets. For more information, please visit www.igmbio.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements. Such forward-looking statements are not based on historical fact and include, but are not limited to: the potential of, and expectations regarding, IGM’s IgM antibodies and product candidates, including imvotamab, and IGM-2644; IGM’s plans and expectations regarding its clinical development efforts and activities; statements regarding the clinical development of imvotamab and IGM-2644, including the timing of clinical study initiation and clinical data; IGM’s expectations regarding its financial position and projected cash runway; statements by Dr. Baker, Dr. Harler and Ms. Topsøe; and expectations that Mr. Schwarzer and Dr. Keyt will remain as consultants. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially, including but not limited to: IGM’s early stages of clinical drug development; risks related to the use of engineered IgM antibodies, which is a novel and unproven therapeutic approach; IGM’s ability to demonstrate the safety and efficacy of its product candidates; IGM’s ability to successfully and timely advance its product candidates through clinical trials; IGM’s ability to enroll patients in its clinical trials; the potential for the results of clinical trials to differ from preclinical, preliminary, initial or expected results; the risk of significant adverse events, toxicities or other undesirable side effects; IGM’s ability to successfully manufacture and supply its product candidates for clinical trials; the potential impact of continuing or worsening supply chain constraints; the risk that all necessary regulatory approvals cannot be obtained; the potential market for IGM’s product candidates, and the progress and success of alternative therapeutics currently available or in development; IGM’s ability to obtain additional capital to finance its operations; uncertainties related to the projections of the size of patient populations suffering from the diseases IGM is targeting; IGM’s ability to obtain, maintain and protect its intellectual property rights; developments relating to IGM’s competitors and its industry, including competing product candidates and therapies; any potential delays or disruptions resulting from catastrophic events, including epidemics or other outbreaks of infectious disease; general economic and market conditions, including inflation; uncertainties related to IGM’s ability to realize the contemplated benefits of its strategic pivot and pipeline transformation and related reduction in force; and other risks and uncertainties, including those more fully described in IGM’s filings with the Securities and Exchange Commission (SEC), including IGM’s Quarterly Report on Form 10-Q filed with the SEC on August 14, 2024 and in IGM’s future reports to be filed with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and IGM specifically disclaims any obligation to update any forward-looking statement, except as required by law.

Contact:

Argot Partners

David Pitts

212-600-1902

igmbio@argotpartners.com

Source: IGM Biosciences, Inc.